Exhibit 99.1

Press Release

FOR RELEASE:    December 21, 2021

APOGEE ENTERPRISES REPORTS FISCAL 2022 THIRD QUARTER RESULTS

•	Third-quarter revenue grows 6.6 percent, to $334 million

•	Third-quarter earnings of $0.44 per diluted share, which includes $6.4 million of pre-tax restructuring and impairment costs

•	Adjusted earnings of $0.63 per diluted share

•	Continued strong cash flow, with $86 million of cash from operations year to date

MINNEAPOLIS, MN, December 21, 2021 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2022 third-quarter results. Third-quarter revenue grew 6.6 percent to $334.2 million, compared to $313.6 million in the third quarter of fiscal year 2021, led by growth in Architectural Services and Architectural Framing Systems. Third quarter earnings were $0.44 per diluted share, which included $3.4 million of pre-tax costs related to previously announced restructuring actions and $3.0 million of pre-tax costs for the impairment of a minority equity investment. This compares to earnings of $1.42 per diluted share in last year’s third quarter, which included a pre-tax gain of $19.3 million on the sale of a building and $1.4 million of pre-tax costs related to COVID. Adjusted earnings in the third quarter were $0.63 per diluted share, compared to $0.90 in the third quarter of fiscal 2021.1

Commentary

“As we outlined in our recent investor day, we are shifting Apogee’s focus to become the economic leader in our target markets, while building the operating model and capabilities needed to enable profitable growth,” said Ty R. Silberhorn, Chief Executive Officer. “During the third quarter, we drove further progress on our new strategic plan. We continued to execute the restructuring and cost reduction actions we announced in August, made progress implementing our enterprise transformation initiatives, and relaunched our Lean and continuous improvement program. In the coming quarters, we expect to continue our strategic pivot, positioning Apogee for improved operating performance.”

[1]

Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Mr. Silberhorn continued, “While we are still early into our transformation journey, these efforts are beginning to be reflected in our financial results. Earnings this quarter improved sequentially compared to the second quarter, with encouraging progress on both revenue growth and margin expansion. We also continued to generate strong cash flow, further improving the company’s financial position. I am proud of our team for delivering these results despite continued cost inflation and supply chain challenges.”

Segment Results

Architectural Framing Systems

Architectural Framing Systems revenue grew 11 percent, to $151.7 million, from $136.7 million in the prior-year period, primarily driven by flow-through from pricing actions taken to offset inflation. Third-quarter operating income increased to $10.7 million, up from $7.2 million in last year’s third quarter, primarily driven by improved pricing and the benefits from restructuring actions, which offset the impact of cost inflation. Segment backlog increased to $419 million, compared to $406 million at the end of the second quarter.

Architectural Glass

Architectural Glass revenue in the third quarter was $74.3 million, compared to $84.8 million in the prior-year quarter, primarily reflecting lower volume, partially offset by an improved sales mix. Architectural Glass had a third-quarter operating loss of $(1.3) million, which included $3.5 million of restructuring costs. Excluding these costs, third-quarter adjusted operating income2 was $2.2 million, compared to $10.8 million in last year’s third quarter. Architectural Glass’ results in last year’s third quarter included $7.4 million of operating income related to a New Markets Tax Credit transaction.

Architectural Services

Architectural Services revenue grew 20 percent to $92.0 million, up from $76.7 million in the prior-year quarter, driven by increased volume from executing projects in backlog. Third-quarter operating income increased to $9.2 million, compared to $8.6 million in the prior-year period, primarily reflecting the increased volume, partially offset by a less favorable project mix. Segment backlog of $572 million was unchanged from the end of the second quarter.

Large-Scale Optical

Large-Scale Optical revenue grew 8 percent to $27.4 million, up from $25.3 million in the third quarter last year, primarily driven by a more favorable sales mix. Operating income was $6.0 million, compared to $26.1 million in last year’s third quarter. Last year’s third quarter included a $19.3 million gain on the sale of a building. Third-quarter adjusted operating income2 was $6.0 million, compared to $6.8 million in the prior-year period, primarily reflecting short-term costs for expedited freight, partially offset by the more favorable sales mix.

Corporate and Other

Corporate and other costs in the third quarter increased to $6.9 million, up from $3.0 million in the prior-year quarter, primarily due to increased health care costs. Corporate and other costs in last year’s third quarter included $1.4 million of COVID-related costs.

Financial Condition

Fiscal year to date, net cash provided by operating activities was $86.3 million, compared to $120.5 million in the first nine months of fiscal 2021. Cash flow in the prior-year period benefited from reduced working capital and temporary actions related to COVID. Capital expenditures through the first nine months of the fiscal year were $13.1 million, down from $17.1 million in the same period last year, as the company slowed some investments while it conducted its strategic review. In the third quarter, the company repurchased 165,851 shares of stock for $6.7 million. Fiscal year to date, the company has returned $44.2 million of cash to shareholders through share repurchases and dividend payments, up from $35.3 million in the first nine months of fiscal 2021.

[2]

Adjusted operating income is a non-GAAP financial measure. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Quarter-end total debt was $163 million, compared to $168 million at the end of last year’s third quarter. Cash and cash equivalents were $78.3 million, compared to $55.4 million at the end of the third quarter of fiscal 2021.

Restructuring

On August 11, 2021, the company announced plans to realign and simplify its business structure. During the third quarter, the company incurred an additional $3.4 million of pre-tax restructuring charges related to this announcement, bringing the year-to-date total to $24.2 million. In the third quarter, $3.6 million of restructuring costs were included in cost of sales and $(0.2) million were included in selling, general and administrative expenses, for the reversal of previously accrued severance. The company anticipates $2 million to $3 million of additional pre-tax restructuring costs in the fourth quarter of fiscal year 2022.

Outlook

The company is narrowing its guidance for full-year adjusted earnings to a range of $2.25 to $2.40 per diluted share, from the previous range of $2.20 to $2.40. This guidance excludes the impact of restructuring and impairment costs. The company expects to record a pre-tax gain of approximately $19 million in the fourth quarter, related to the previously announced sale of its Architectural Glass facility in Statesboro, Georgia. The company intends to exclude this gain from its adjusted earnings results. The company continues to expect a long-term average tax rate of approximately 24.5 percent and now expects full-year capital expenditures of approximately $25 million, down from the previous estimate of approximately $35 million, as the company has slowed some investments while it conducted its strategic review.

Conference Call Information

The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises

Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures

This release and other financial communications may contain the following non-GAAP measures:

•

Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure in recent reporting periods include: impairment charges, restructuring costs, acquired project-related charges, proceeds from significant asset sales, and COVID-19 related expenditures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•

Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.

•

Net Debt is a non-GAAP measure defined as the sum of long-term and current debt on our consolidated balance sheet, less cash and cash equivalents. The company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.

•

Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe this metric provides useful information to investors and analysts about the Company’s performance because it eliminates the effects of certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of the company.

Another non-GAAP operational measure that management uses is backlog. Backlog represents the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future segment revenue because we have a substantial number of projects with short lead times that book-and-bill within the same reporting period and are not included in backlog.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the company , including the following: (A) uncertainty regarding the potential impacts and duration of the COVID-19 pandemic; (B) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the condition of the U.S. economy, which impact our large-scale optical segment; (C) fluctuations in foreign currency exchange rates; (D) actions of new and existing competitors; (E) ability to effectively utilize and increase production capacity; (F) departure of key personnel and ability to source sufficient labor; (G) product performance, reliability and quality issues; (H) project management and installation issues that could affect the profitability of individual contracts; (I) changes in consumer and customer preference, or architectural trends and building codes; (J) dependence on a relatively small number of customers in certain business segments; (K) revenue and operating results that could differ from market expectations; (L) self-insurance risk related to a material product liability or other event for which the company is liable; (M) dependence on information technology systems and information security threats; (N) cost of compliance with and changes in environmental regulations; (O)

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

fluctuations in the availability and cost of materials used in our products and the impact of trade; (P) integration of recent acquisitions and management of acquired contracts; (Q) impairment of goodwill or indefinite-lived intangible assets; (R) our ability to execute our strategy to become the economic leader in our target markets and build an operating model to enable profitable growth; (S) increases in costs related to employee health care benefits; and (T) risks that anticipated results from business restructuring initiatives will not be achieved, implementation of cost-saving and business restructuring initiatives may take more time or cost more than expected, the anticipated cost savings may be materially less than anticipated, and the restructuring may result in disruption in delivery of services to our customers. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2021 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact

Jeff Huebschen

Vice President, Investor Relations & Communications

952.487.7538

ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.

Consolidated Condensed Statements of Income

(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	November 27, 2021	November 28, 2020	% Change	November 27, 2021	November 28, 2020	% Change
Net sales	$334,217	$313,583	7%	$986,020	$922,162	7%
Cost of sales	269,537	243,998	10%	805,627	716,139	12%

Gross profit	64,680	69,585	(7)%	180,393	206,023	(12)%
Selling, general and administrative expenses	46,970	19,835	137%	149,709	126,590	18%

Operating income	17,710	49,750	(64)%	30,684	79,433	(61)%
Interest expense, net	528	1,502	(65)%	2,838	4,240	(33)%
Other (expense) income, net	(3,057)	472	N/M	(3,266)	684	N/M

Earnings before income taxes	14,125	48,720	(71)%	24,580	75,877	(68)%
Income tax expense	3,068	11,447	(73)%	4,821	18,070	(73)%

Net earnings	$11,057	$37,273	(70)%	$19,759	$57,807	(66)%

Earnings per share - basic	$0.44	$1.44	(69)%	$0.79	$2.22	(64)%
Weighted average basic shares outstanding	24,957	25,883	(4)%	25,166	26,068	(3)%
Earnings per share - diluted	$0.44	$1.42	(69)%	$0.78	$2.19	(64)%
Weighted average diluted shares outstanding	25,309	26,225	(3)%	25,459	26,350	(3)%
Cash dividends per common share	$0.2000	$0.1875	7%	$0.6000	$0.5625	7%

Business Segment Information

(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands)	November 27, 2021	November 28, 2020	% Change	November 27, 2021	November 28, 2020	% Change
Net sales
Architectural Framing Systems	$151,665	$136,688	11%	$453,476	$439,779	3%
Architectural Glass	74,289	84,779	(12)%	236,693	248,274	(5)%
Architectural Services	91,971	76,690	20%	250,657	213,911	17%
Large-Scale Optical	27,351	25,267	8%	75,122	48,438	55%
Intersegment eliminations	(11,059)	(9,841)	12%	(29,928)	(28,240)	6%

Net sales	$334,217	$313,583	7%	$986,020	$922,162	7%

Operating income (loss)
Architectural Framing Systems	$10,689	$7,218	48%	$27,027	$26,211	3%
Architectural Glass	(1,277)	10,825	N/M	(16,143)	15,306	N/M
Architectural Services	9,203	8,558	8%	20,982	20,470	3%
Large-Scale Optical	5,996	26,114	(77)%	17,326	25,131	(31)%
Corporate and other	(6,901)	(2,965)	(133)%	(18,508)	(7,685)	(141)%

Operating income	$17,710	$49,750	(64)%	$30,684	$79,433	(61)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.

Consolidated Condensed Balance Sheets

(Unaudited)

(In thousands)	November 27, 2021	February 27, 2021
Assets
Cash and cash equivalents	$78,272	$47,277
Current assets	288,602	303,397
Net property, plant and equipment	254,838	298,443
Other assets	360,379	365,982

Total assets	$982,091	$1,015,099

Liabilities and shareholders’ equity
Current liabilities	216,890	215,552
Current debt	1,000	2,000
Long-term debt	162,000	163,000
Other liabilities	128,348	141,802
Shareholders’ equity	473,853	492,745

Total liabilities and shareholders’ equity	$982,091	$1,015,099

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended
(In thousands)	November 27, 2021	November 28, 2020
Net earnings	$19,759	$57,807
Depreciation and amortization	38,353	38,000
Share-based compensation	4,807	6,163
Asset impairment	16,638	—
Gain on disposal of assets	(1,250)	(19,346)
Other, net	6,899	14,474
Changes in operating assets and liabilities:
Receivables	6,443	24,153
Inventories	(2,657)	(2,722)
Costs and earnings on contracts in excess of billings	1,168	44,501
Accounts payable and accrued expenses	5,440	(43,915)
Billings on contracts in excess of costs and earnings	(4,474)	(6,981)
Refundable and accrued income taxes	5,255	12,424
Operating lease liability	(9,387)	(9,168)
Other	(703)	5,122

Net cash provided by operating activities	86,291	120,512

Capital expenditures	(13,070)	(17,116)
Proceeds from sales of property, plant and equipment	1,347	23,724
Other	76	(1,090)

Net cash (used) provided by investing activities	(11,647)	5,518

Borrowings on line of credit	—	193,332
Repayments on debt	(2,000)	(5,400)
Payments on line of credit	—	(237,500)
Proceeds from exercise of stock options	4,115	1,456
Repurchase and retirement of common stock	(29,164)	(20,731)
Dividends paid	(15,050)	(14,546)
Other	(1,895)	(2,309)

Net cash used by financing activities	(43,994)	(85,698)

Increase in cash and cash equivalents	30,650	40,332
Effect of exchange rates on cash	345	129
Cash, cash equivalents and restricted cash at beginning of year	47,277	14,952

Cash, cash equivalents and restricted cash at end of period	$78,272	$55,413

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
Net earnings	$11,057	$37,273	$19,759	$57,807
Restructuring costs (1)	3,419	—	24,233	—
Impairment of equity investment (2)	3,000	—	3,000	—
Gain on sale of building (3)	—	(19,346)	—	(19,346)
COVID-19 (4)	—	1,372	—	4,068
Post-acquisition and acquired project matters	—	—	—	1,000
Income tax impact on above adjustments (5)	(1,605)	4,224	(6,808)	3,398

Adjusted net earnings	$15,871	$23,523	$40,184	$46,927

	Three Months Ended		Nine Months Ended
	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
Earnings per diluted common share	$0.44	$1.42	$0.78	$2.19
Restructuring costs (1)	0.14	—	0.95	—
Impairment of equity investment (2)	0.12	—	0.12	—
Gain on sale of building (3)	—	(0.74)	—	(0.73)
COVID-19 (4)	—	0.05	—	0.15
Post-acquisition and acquired project matters	—	—	—	0.04
Income tax impact on above adjustments (5)	(0.06)	0.16	(0.27)	0.13

Adjusted earnings per diluted common share	$0.63	$0.90	$1.58	$1.78

Per share amounts are computed independently for each of the items presented so the sum of the items may not equal the total amount.

(1)

Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $1.3 million of asset impairment charges, $1.4 million of employee termination costs and $0.7 million of other costs associated with these restructuring plans incurred during the third quarter of fiscal 2022.

(2)

Adjustment for impairment of minority equity investment is a result of the assignment for the benefit of creditors of all of the assets of a company in which Apogee holds a minority interest. The impairment represents a write-down of Apogee’s entire investment in the company.

(3)	Gain on sale of building within the Large-Scale Optical segment during the third quarter of fiscal 2021.

(4)	Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

(5)	Income tax impact calculated using an estimated statutory tax rate of 25%, which reflects the estimated blended statutory tax rate for the jurisdiction in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin

(Unaudited)

	Three Months Ended November 27, 2021
	Framing Systems Segment		Glass Segment		LSO Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating (loss) income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$10,689	7.0%	$(1,277)	(1.7)%	$5,996	21.9%	$(6,901)	$17,710	5.3%
Restructuring costs (1)	(44)	—	3,518	4.7	—	—	(55)	3,419	1.0

Adjusted operating income (loss)	$10,645	7.0%	$2,241	3.0%	$5,996	21.9%	$(6,956)	$21,129	6.3%

(1)

Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $1.3 million of asset impairment charges, $1.4 million of employee termination costs and $0.7 million of other costs associated with these restructuring plans incurred during the third quarter of fiscal 2022.

	Three Months Ended November 28, 2020
	Framing Systems Segment		Glass Segment		LSO Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$7,218	5.3%	$10,825	12.8%	$26,114	103.4%	$(2,965)	$49,750	15.9%
Gain on sale of building (2)	—	—	—	—	(19,346)	(76.6)	—	(19,346)	(6.2)
COVID-19 (3)	—	—	—	—	—	—	1,372	1,372	0.4

Adjusted operating income	$7,218	5.3%	$10,825	12.8%	$6,768	26.8%	$(1,593)	$31,776	10.1%

(2)	Gain on sale of building within the Large-Scale Optical segment during the third quarter of fiscal 2021.
(3)	Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

	Nine Months Ended November 27, 2021
	Framing Systems Segment		Glass Segment		LSO Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating (loss) income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$27,027	6.0%	$(16,143)	(6.8)%	$17,326	23.1%	$(18,508)	$30,684	3.1%
Restructuring costs (1)	2,004	0.4	20,909	8.8	—	—	1,320	24,233	2.5

Adjusted operating income (loss)	$29,031	6.4%	$4,766	2.0%	$17,326	23.1%	$(17,188)	$54,917	5.6%

(1)

Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $16.7 million of asset impairment charges, $5.8 million of employee termination costs and $1.7 million of other costs associated with these restructuring plans.

	Nine Months Ended November 28, 2020
	Framing Systems Segment		Glass Segment		LSO Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$26,211	6.0%	$15,306	6.2%	$25,131	51.9%	$(7,685)	$79,433	8.6%
Gain on sale of building (2)	—	—	—	—	(19,346)	(39.9)	—	(19,346)	(2.1)
COVID-19 (3)	—	—	—	—	—	—	4,068	4,068	0.4
Post-acquisition and acquired project matters	—	—	—	—	—	—	1,000	1,000	0.1

Adjusted operating income (loss)	$26,211	6.0%	$15,306	6.2%	$5,785	11.9%	$(2,617)	$65,155	7.1%

(2)	Gain on sale of building within the Large-Scale Optical segment during the third quarter of fiscal 2021.
(3)	Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

EBITDA and Adjusted EBITDA

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
Net earnings	$11,057	$37,273	19,759	57,807
Income tax expense	3,068	11,447	4,821	18,070
Interest expense, net	528	1,502	2,838	4,240
Depreciation and amortization	12,545	12,716	38,353	38,000

EBITDA	$27,198	$62,938	65,771	118,117
Restructuring costs (1)	3,419	—	24,233	—
Impairment of equity investment (2)	3,000	—	3,000	—
Gain on sale of building (3)	—	(19,346)	—	(19,346)
COVID-19 (4)	—	1,372	—	4,068
Post-acquisition and acquired project matters	—	—	—	1,000

Adjusted EBITDA	$33,617	$44,964	$93,004	$103,839

(1)

Adjustment related to previously announced decision to exit certain operations in the Architectural Glass segment and reorganize operations within the Architectural Framing Systems segment, including $1.3 million of asset impairment charges, $1.4 million of employee termination costs and $0.7 million of other costs associated with these restructuring plans incurred during the third quarter of fiscal 2022.

(2)

Adjustment for impairment of minority equity investment is a result of the assignment for the benefit of creditors of all of the assets of a company in which Apogee holds a minority interest. The impairment represents a write-down of Apogee’s entire investment in the company.

(3)	Gain on sale of building within the Large-Scale Optical segment during the third quarter of fiscal 2021.

(4)	Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com